Exhibit (p)(1)

HSBC FUNDS

CODE OF ETHICS

HSBC Funds (the “Trust”), on behalf of its current and future series, has determined to adopt this Code of Ethics (the “Code”) to specify and prohibit certain types of personal securities transactions that may be deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

I.	DEFINITIONS

A.	An “Access Person” means (i) any Advisory Person (as defined below) of the Trust or any investment adviser thereof, or (ii) any director or officer of a principal underwriter of the Trust who, in the ordinary course of his or her business, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trust for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Trust regarding the purchase or sale of Covered Securities. Where an investment adviser is primarily engaged in a business or businesses other than advising U.S. registered investment companies or other advisory clients, any trustee, director, or officer of the investment adviser is presumed not to be an Access Person.

B.	An “Advisory Person” means any (i) trustee, director, officer or employee of the Trust or any investment adviser thereof (or of any company in a control relationship to the Trust or such investment adviser), who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Trust or whose functions relate to any recommendations with respect to such purchases or sales and (ii) any natural person in a control relationship with the Trust or adviser who obtains information regarding the purchase or sale of Covered Securities.

C.	For purposes of this Code only, “Access Person” and “Advisory Person” shall not include any individual who is required to comply with a written code of ethics adopted by a service provider and found by the Board of Trustees to be substantially in conformity with Rule 17j-1 under the 1940 Act and accepted industry practices.

D.	“Beneficial Ownership” shall be interpreted subject to the provisions of Rule 16a- 1(a) (2) of the Securities Exchange Act of 1934.

E.	“Chief Compliance Officer” or “CCO” means the Trust’s Chief Compliance Officer.

F.	“Control” shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

G.	“Covered Security” means any security as defined in Section 2(a)(36) of the 1940 Act (a broad definition that includes any interest or instrument commonly known as a security), but excluding (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments and such other money market instruments as may be designated by the Trustees of the Trust, including repurchase agreements, and (iii) shares of open-end registered investment companies (shares of exchange-traded funds (“ETFs”) shall be considered Covered Securities).
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Exhibit (p)(1)

H.	“Disinterested Trustee” means a Trustee of the Trust who is not an “Interested Person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act. An “Interested Person” includes any person who is a trustee, director, officer or employee of any investment adviser of the Trust, or owner of 5% or more of the outstanding stock of any investment adviser of the Trust.

I.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

J.	“Investment Person” means: (i) any employee of the Trust or an adviser (or of any company in a control relationship to the Trust or an adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; and (ii) any natural person who controls the Trust or an adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

K.	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504, or Rule 506 under the 1933 Act.

L.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a Covered Security (as defined above).

M.	“Security Held or to be Acquired” means (i) any Covered Security which, within the most recent 15 days (1) is or has been held by the Trust, or (2) is being or has been considered by the Trust or its investment adviser for purchase by the Trust, and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, one of the foregoing.

II.	STATEMENT OF GENERAL PRINCIPLES

The following general fiduciary principles shall govern the personal investment activities of all Access Persons. Each Access Person shall:

A.	at all times, place the interests of the Trust before his or her personal interests;

B.	conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

C.	not take any inappropriate advantage of his or her position with or on behalf of the Trust

III.	PROHIBITIONS

Rule 17j-1(b) of the 1940 Act makes it unlawful for any affiliated person of the Trust or principal underwriter for the Trust, or any affiliated person of an investment adviser of or principal underwriter for the Trust, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Trust:

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Exhibit (p)(1)

A.	to employ any device, scheme or artifice to defraud the Trust;

B.	to make to the Trust any untrue statement of a material fact or omit to state to the Trust material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

D.	to engage in any manipulative practice with respect to the Trust.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	Blackout Periods

1.	No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership on a day during which he or she knows or should have known the Trust has a pending “buy” and “sell” order in that same security until that order is executed or withdrawn. This prohibition shall not apply to any Disinterested Trustee who does not know or should not have known of the pending “buy” or “sell” order.

2.	No Advisory Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within at least seven calendar days before and after the Trust trades (or has traded) in that security.

B.	Initial Public Offerings

An Advisory Person or Investment Person must obtain prior approval from the Trust or the Trust’s investment adviser before directly or indirectly acquiring Beneficial Ownership of any security in an Initial Public Offering.

C.	Limited Offering

Each Advisory Person or Investment Person shall:

1.	obtain express prior written approval from the CCO for any acquisition of securities in a Limited Offering (the CCO, in making such determination, shall consider, among other factors, whether the investment opportunity should be reserved for the Trust, and whether such opportunity is being offered to such Advisory Person or Investment Person by virtue of his or her position with the Trust); and

2.	after authorization to acquire securities in a Limited Offering has been obtained, disclose such personal investment with respect to any subsequent consideration by the Trust (or any other investment company for which he or she acts in a capacity as an Advisory Person or Investment Person) for investment in that issuer.
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Exhibit (p)(1)

If the Trust decides to purchase securities of an issuer the shares of which have been previously obtained for personal investment by an Advisory Person or Investment Person, that decision shall be subject to an independent review by Advisory Persons or Investment Persons with no personal interest in the issuer.

D.	Short-Term Trading Profits

No Advisory Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities of which such Advisory Person has Beneficial Ownership within 60 calendar days. Any profit so realized shall, unless the Trust’s Board of Trustees approves otherwise, be disgorged as directed by the Trust’s Board of Trustees.

E.	Gifts

No Advisory Person shall receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Trust.

F.	Service as a Director or Trustee

1.	No Advisory Person shall serve on a board of directors or trustees of a publicly traded company without prior authorization from the Board of Trustees of the Trust, based upon a determination that such board service would be consistent with the interests of the Trust and its investors.

2.	If board service of an Advisory Person is authorized by the Board of Trustees of the Trust, such Advisory Person shall be isolated from the investment-making decisions of the Trust with respect to the companies of which he or she is a director or trustee.

G.	Exempted Transactions

The prohibitions of Section IV A. - F. shall not apply to:

1.	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

2.	purchases or sales that are non-volitional on the part of the Access Person or the Trust, including mergers, recapitalizations or similar transactions;

3.	purchases which are part of an automatic dividend reinvestment plan;

4.	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

5.	purchases and sales that receive prior approval in writing by the CCO, but only after such prospective purchaser or seller has identified to the CCO all factors of which he or she is aware which are potentially relevant to a conflict of interest analysis (e.g. the existence of any substantial economic relationship between his or her transaction and securities held or to be held by the Trust) and has completed the Personal Trading Request and Authorization Form.
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Exhibit (p)(1)

V.	COMPLIANCE PROCEDURES

A.	Preclearance

An Access Person other than: (1) a Disinterested Trustee, or (2) a Trustee who, although an “Interested Person” with respect to the Trust, is not an Advisory Person and who, at the time of any transaction neither knew nor should have known that during the 15 day period immediately preceding or after the transaction by the Trustee: (i) such security was being purchased or sold by the Trust; or (ii) such security was being considered for purchase or sale by the Trust), may not, directly or indirectly, acquire or dispose of Beneficial Ownership of a security except as provided below unless:

1.	such purchase or sale has been approved by the CCO;

2.	the approved transaction is completed on the same day approval is received; and

3.	the CCO has not rescinded such approval prior to execution of the transaction.

Each Access Person subject to preclearance may effect total purchases and sales of up to $25,000 of securities listed on a national securities exchange within any six month period without preclearance from the Board of Trustees or the CCO, provided that:

1.	The six month period is a “rolling” period, the limit is applicable between any two dates which are six months apart;

2.	Transactions in options and futures, other than options or futures on commodities, will be included for purposes of calculating whether the $25,000 limit has been exceeded. Such transactions will be measured by the value of the securities underlying the options and futures; and

3.	Although preclearance is not required for personal transactions in securities which fall into this de minimis exception, these trades must still be reported on a quarterly basis pursuant to Section V.B.2. hereunder, if such transactions are reportable.

B.	Access Person Reporting

To enable the Trust to determine with reasonable assurance whether the provisions of Rule 17j-1(b) and the Code are being observed by its Access Persons, the following reporting requirements apply, except as noted in Section V.B.5 below.

1.	Initial Holdings Report. Within 10 days of commencement of employment by the Trust or otherwise assuming the status of “Access Person,” each Access Person shall disclose in writing, in a form acceptable to the CCO, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Information to be reported includes (which information must be current as of a date not more than 45 days prior to the date the person becomes an Access Person):

a.	title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership interest when the person became an Access Person;
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Exhibit (p)(1)

b.	name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

c.	the date the report is submitted by the Access Person.

2.	Quarterly Transaction Report. Each Access Person shall report to the CCO within 30 days of the end of each calendar quarter:

a.	with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

(i)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the Covered Security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	the date that the report is submitted by the Access Person.

b.	with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	the name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	the date the account was established; and

(iii)	the date that the report is submitted by the Access Person.

3.	Annual Holdings Report. Each Access Person shall report annually, within 30 days of the close of each calendar year, the following information, which must be current as of a date no more than 45 days before the report is submitted:

a.	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

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Exhibit (p)(1)

b.	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c.	the date the report is submitted.

4.	Any report required to be submitted under this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

5.	Exceptions from Reporting Requirements.

a.	An Access Person to an investment adviser need not submit separate reports pursuant to Section V.B to the extent the information in such reports would duplicate information required to be recorded under Rule 204-2(a)(13) under the Investment Advisers Act of 1940.

b.	An Access Person need not make a quarterly transaction report pursuant to Section V.B.2: (i) to the extent the information in such report would duplicate information contained in broker trade confirmations or account statements received by the Trust or an investment adviser in the time period prescribed in Section V.B.2; or (ii) with respect to transactions effected pursuant to automatic investment plans.

c.	An Access Person need not make a report pursuant to Section V.B with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control;[1]

d.	A Disinterested Trustee, who would be required to make a report solely by reason of being a Trustee of the Trust, need not make:

(i)	an Initial Holdings Report or an Annual Holdings Report;

(ii)	a Quarterly Transaction Report unless the Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the Trustee’s transaction in a Covered Security, the Trust purchased or sold such Covered Security or the Trust or an investment adviser considered purchasing or selling the Covered Security.

1 In June 2015, the SEC staff published IM Guidance Update 2015-03, which provided that an Access Person’s personal account will not be an account over which such person has no direct or indirect influence of control on the sole basis that a trustee or third-party manager has discretionary authority over such account. The SEC staff noted that an “adviser may be able to implement additional controls to establish a reasonable belief that an access person had no direct or indirect influence or control” – for example, by: (i) obtaining information about a trustee or third-party manager’s relationship to the access person; (ii) obtaining periodic certifications by access persons regarding their influence or control over the trust or account; (iii) providing access persons with the text of the reporting exception; and (iv) requesting sample reports on holdings and transactions, in order to identify transactions that would have been prohibited pursuant to the investment adviser’s code of ethics.

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Exhibit (p)(1)

6.	Reports under the Code shall not relieve any Access Person from responsibility to report other information required to be reported by law or to comply with other applicable requirements of the Federal and State securities laws and other laws.

C.	Notification and Monitoring

1.	Notification to Access Persons: The CCO (or his or her designee) shall notify each Access Person that he or she is subject to the reporting requirements under this Code, of his or her classification as “Access Person”, “Advisory Person” and/or “Investment Person” under the Code, and shall deliver (or otherwise make available) a copy of the Code to each Access Person.

2.	Certification of Compliance. Each Access Person is required to certify annually that he or she has read and understood this Code and recognizes that he or she is subject to the Code. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of this Code and that he or she has disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

3.	Monitoring of Access Persons: The CCO shall cause a system of monitoring personal investment activity by Access Persons to be designed that would identify abusive or inappropriate trading patterns or other practices of Access Persons.

The CCO shall report on such system to the Board of Trustees of the Trust at the next Board meeting following its design and thereafter in connection with the annual review of the Code.

D.	Review

In reviewing transactions, the CCO shall take into account the exemptions allowed under Sections IV.G and V.B.5 above. Before making a determination that a violation has been committed by an Access Person, the CCO shall give such person an opportunity to supply additional information regarding the transaction in question.

E.	Coordination with Subadvisers and Others

The CCO shall on a quarterly basis request and receive from the appropriate official of each applicable service provider of the Trust, a certificate of compliance with, and a report of any violation of, each such entity’s code of ethics referred to in Section I.C. hereunder, with respect to persons who would be defined as Access Persons or Advisory Persons in the absence of that Section. The CCO shall follow the procedure specified in Section V.D above with respect to each violation reported under this section.

VI.	REQUIREMENTS FOR DISINTERESTED TRUSTEES

A.	Every Disinterested Trustee shall file with the CCO a quarterly report containing the information required in Section V.B.2 above with respect to transactions (other than exempted transactions listed under Section V.B.5 above) in any securities, in which such person has, or by reason of such transactions acquires, any direct or indirect Beneficial Ownership, if such Trustee, at the time of that transaction, knew or should have known, in the ordinary course of pursuing his or her official duties as Trustee, that during the 15-day
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Exhibit (p)(1)

period immediately preceding or after the transaction by the Trustee:

1.	such security was being purchased or sold by the Trust; or

2.	such security was being considered for purchase or sale by the Trust.

B.	Notwithstanding the preceding section, any Disinterested Trustee may, at his or her option, report the information described in Sections V.B.1, 2, and 3 above with respect to any one or more transactions and may include a statement that the report shall not be construed as an admission that the person knew or should have known of portfolio transactions by the Trust in such securities.

VII.	REVIEW BY THE BOARD OF TRUSTEES

At least annually, the CCO shall provide a written report to the Board of Trustees that:

A.	Describes all existing procedures concerning Access Persons’ personal trading activities and any procedural changes made during the past year;

B.	Certifies that the Trust, any investment adviser of the Trust and sub-administrator of the Trust, has adopted procedures reasonably necessary to prevent Access Persons from violating their respective code of ethics;

C.	Provides any recommended changes to the code of ethics or procedures of the Trust, any investment adviser of the Trust and sub-administrator of the Trust; and

D.	Summarizes any issues arising under the code of ethics or procedures of the Trust, any investment adviser of the Trust and sub-administrator of the Trust since the last report, including information about any material violations of the respective code of ethics or procedures and sanctions imposed in response to these violations.

VIII.	SANCTIONS

A.	Sanctions for Violations by Non-Trustee Access Persons

If the CCO determines that a violation of this Code has occurred, he or she shall so advise the Board of Trustees and the Board may impose such sanctions as it deems appropriate, including, inter alia, disgorgement of profits, censure, suspension or termination of the employment of the violator. All material violations of the Code and any sanctions imposed as a result thereto shall be reported periodically to the Board of Trustees.

B.	Sanctions for Violations by Trustees

If the CCO determines that any Trustee has violated this Code, he or she shall so advise the President of the Trust and also a committee consisting of the Disinterested Trustees (other than the person whose transaction is at issue) and shall provide the committee with a report, including the record of pertinent actual or contemplated portfolio transactions of the Trust and any additional information supplied by the person whose transaction is at issue. The committee, at its option, shall either impose such sanctions as it deems appropriate or refer the matter to the full Board of Trustees of the Trust, which shall impose such sanctions as it deems appropriate.

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Exhibit (p)(1)

IX.	MISCELLANEOUS

A.	Records

The Trust’s sub-administrator shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 3la-2(f) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission:

1.	a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2.	a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.	a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

4.	a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

B.	Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

C.	Interpretation of Provisions

The Board of Trustees of the Trust may from time to time adopt such interpretations of this Code as it deems appropriate.

X.	APPROVAL REQUIREMENTS

The Code of Ethics of the Trust, any investment adviser and principal underwriter of the Trust and any material changes to the code must be approved, by the Trust’s Board of Trustees. Each such approval must be based on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving the code of the Trust, any investment adviser or principal underwriter of the Trust, or any amendment thereto, the Board of Trustees of the Trust must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Trust’s, any investment adviser’s or principal underwriter’s code of ethics. Before initially retaining any investment adviser, sub-adviser or principal underwriter for the Trust, the Trust’s Board of Trustees must approve the code of the relevant entity (unless the entity is not required by Rule 17j-1 to adopt a code of ethics), and must approve any material change to that code within six months after the adoption of the change.

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Exhibit (p)(1)

Revision History

•	Adopted: March 10, 2016

•	Amended: December 13, 2018
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Exhibit (p)(1)

HSBC FUNDS
TRANSACTIONS REPORT

To:	, CCO
From:
(Your Name)

This Transaction Report (the “Report”) is submitted pursuant to Section V of the Code of Ethics of HSBC Funds (the “Trust”) and supplies (below) information with respect to transactions in any security in which I may be deemed to have, or by reason of such transaction acquire, any direct or indirect beneficial ownership interest (whether or not such security is a security held or to be acquired by the Trust) for the calendar quarter ended_________________________.

Unless the context otherwise requires, all terms used in the Report shall have the same meaning as set forth in the Code of Ethics.

For purposes of the Report, beneficial ownership shall be interpreted subject to the provisions of the Code of Ethics and Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

Title of Security (Interest and Maturity Date, If Applicable)	Date of Transaction	Nature of Transaction (Whether Purchase, Sales, or Other type of Disposition or Acquisition)	Number of Shares and Principal Amount of Securities Acquired or Disposed of	Price At Which the Transaction Was Effected	Name of the Broker, Dealer or Bank With Whom The Transaction Was Effected	Nature of Ownership of Securities

I HEREBY CERTIFY THAT I (1) HAVE READ AND UNDERSTAND THE CODE OF ETHICS OF THE TRUST, (2) RECOGNIZE THAT I AM SUBJECT TO THE CODE OF ETHICS, (3) HAVE COMPLIED WITH THE REQUIREMENTS OF THE CODE OF ETHICS OVER THE PAST YEAR*, (4) HAVE DISCLOSED ALL PERSONAL SECURITIES TRANSACTIONS OVER THE PAST YEAR* REQUIRED TO BE DISCLOSED BY THE CODE OF ETHICS, (5) HAVE SOUGHT AND OBTAINED PRECLEARANCE WHENEVER REQUIRED BY THE CODE OF ETHICS AND (6) TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT.

NAME & TITLE (Print)
SIGNATURE
DATE

(*) OR PORTION THEREOF DURING WHICH THE CODE OF ETHICS HAS BEEN IN EFFECT.
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Exhibit (p)(1)

HSBC FUNDS

(the “Trust”)

PERSONAL TRADING REQUEST AND AUTHORIZATION

Personal Trading Request (to be completed by Access Person prior-to any Personal trade):

Name:

Relationship to account owner:

Date of proposed transaction:

Name of the issuer and dollar amount or number of securities of the issuer to be purchased or sold:

Nature of the transaction (i.e., purchase, sale):

Are you or a member of your immediate family an officer or director of the issuer of the securities or of any affiliate of the issuer? Yes      No

If Yes, please describe:

Describe the nature of any direct or indirect professional or business relationship that you may have with the issuer of the securities.

Do you have any material nonpublic information
concerning the issuer?

Yes	No

Do you beneficially own more than 1% of the outstanding equity securities of the issuer?

Yes	No

If yes, please report the name of the issuer and the total number of shares “beneficially owned”:

Are you aware of any facts regarding the proposed transaction, including the existence of any substantial economic relationship between the proposed transaction and any securities held or to be acquired by the Trust, that may be relevant to a determination of the existence of a potential conflict of interest?

Yes	No

If yes, please describe:

To the best of your knowledge and belief, the answers that you have provided above are true and correct.

Signature and Title
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Exhibit (p)(1)

Approval or Disapproval of Personal Trading Request (to be completed by Trust CCO):

___	I confirm that the above-described proposed transaction appears to be consistent with the policies described in the Code of Ethics, and that the conditions necessary for approval of the proposed transaction have been satisfied.

___	I do not believe the above-described proposed transaction is consistent with the policies described in the Code of Ethics, or that the conditions necessary for approval of the proposed transaction have been satisfied.

Dated:	Signed:
Title:
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